Exhibit 99.1 - Footnote 1 to Table II of Form 4

On February 22, 2008, Quadrangle Capital Partners II LP and Morgan Stanley & Co. International plc (“MSI plc”) entered into a Postpaid Cash-Settleable Forward Contract (the "First Postpaid Forward Contract ") relating to the forward sale of 836,232 shares of Common Stock, par value $0.01, of Dice Holdings, Inc. ("Shares") by MSI plc to Quadrangle Capital Partners II LP.  In consideration for MSI plc entering into the First Postpaid Forward Contract, Quadrangle Capital Partners II LP agreed to pay to MSI plc $6.3685 per Share.  The First Postpaid Forward Contract provides that three business days after September 19, 2008, MSI plc will deliver to Quadrangle Capital Partners II LP 836,232 Shares; provided that Quadrangle Capital Partners II LP may elect to accelerate such settlement date or settle the First Postpaid Forward Contract in cash.  Quadrangle Capital Partners II LP's ability to accept Shares under the First Postpaid Forward Contract is subject to the prior receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.